                                    AGREEMENT

             Agreement made as of the ___ day of December, 1999, by and between QUAKER FABRIC CORPORATION, a corporation incorporated under the laws of Delaware with its principal office at 941 Grinnell Street, Fall River, Massachusetts 02721 (the "Company") and MICHAEL E. COSTA, residing at 206 High Street, Rochester, MA 02770 (the "Executive").

                              W I T N E S S E T H:

            WHEREAS, the Company believes that the establishment and maintenance of a sound and vital management of the Company and its affiliates is essential to the protection and enhancement of the interests of the Company and its stockholders;

            WHEREAS, the Company also recognizes that the possibility of a Change in Control of the Company (as defined in Exhibit A attached hereto), with the attendant uncertainties and risks, might result in the departure or distraction of key employees of the Company to the detriment of the Company; and

            WHEREAS, the Company has determined that it is appropriate to take steps to induce key employees to remain with the Company, and to reinforce and encourage their continued attention and dedication, when faced with the possibility of a Change in Control in the Company.

            NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

            1. Term. This Agreement shall commence on the date hereof and shall expire on the earliest of: (i) three (3) years from the date hereof, subject to the right of the Board of Directors of the Company (the "Board") and the Executive to extend it, provided that if a Change in Control takes place prior to three (3) years from the date hereof, this Agreement shall continue until one
(1) year after the Change in Control regardless of whether such one (1) year period ends before or after the end of such three (3) year period; (ii) the date of the Executive's death, retirement or termination of employment (voluntarily or involuntarily) with the Company prior to a Change in Control other than as a result of a termination by the Company without Cause (as defined below) or by the Executive for Good Reason (as defined below); or (iii) ninety-one (91) days after a termination by the Company without Cause or by the Executive for Good Reason provided that a Change in Control has not occurred within ninety (90) days from the date of the Executive's termination of employment. Notwithstanding anything in this Agreement to the contrary, if the Company becomes obligated to make any payment to the Executive pursuant to the terms hereof at or prior to the expiration of this Agreement, then this Agreement shall remain in effect for all purposes until all of the Company's obligations hereunder are fulfilled. Further, the provisions of Sections 4, 9 and 15 hereunder shall survive and remain in effect notwithstanding the termination of this Agreement, the termination of the Executive's employment or any breach or repudiation or alleged breach or repudiation by the Company of this Agreement or any one or more of its terms.


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            2. Termination Following Change in Control. If a Change in Control
occurs and the Executive's employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason at any time during the period beginning on the date of the Change in Control and ending one (1) year after the date of such Change in Control, then the Executive shall be entitled to the amounts provided in Section 3 upon such termination. In addition, notwithstanding the foregoing, in the event the Executive is terminated without Cause or terminates employment for Good Reason within ninety (90) days prior to the occurrence of a Change in Control, such termination shall, upon the occurrence of a Change in Control, be deemed to be covered under this Agreement and the Executive shall be entitled to the amounts provided under Section 3 hereof. The foregoing terms shall have the following meanings:

            (i) Termination for Good Reason. For purposes of this Agreement, termination for Good Reason shall mean a termination by the Executive effected by a written notice given within sixty (60) days after the occurrence of the Good Reason event. For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence of any of the following events without the Executive's express written consent: (A) any material diminution in the Executive's duties and responsibilities, authority, or title, except in each case in connection with the termination of the Executive's employment for Cause or as a result of the Executive's death, or temporarily as a result of the Executive's illness or other absence, or, if after a Change in Control, the assignment to the Executive of duties and responsibilities materially inconsistent with the position held by the Executive immediately prior to the Change in Control; (B) a reduction in the Executive's annual base salary; (C) a relocation of: (i) the Executive's principal business location to an area outside a fifty (50) mile radius of the Executive's current principal business location, or (ii) the Executive's principal business location to a location which is more than 70 miles from the Executive's principal residence; (D) failure of the Company to continue in effect any health and welfare plan, employee benefit plan, pension plan, fringe benefit plan or compensation plan in which the Executive (and eligible dependents) are participating immediately prior to such Change in Control, unless the Executive (and eligible dependents) are permitted to participate in other plans providing the Executive (and eligible dependents) with substantially comparable benefits at no greater after-tax cost to the Executive (and eligible dependents), or the taking of any action by the Company which would adversely affect the Executive's (and eligible dependents) participation in or reduce Executive's (and eligible dependents) benefits under any such plan; (E) a material breach by the Company of any other agreement with the Executive without proper justification that remains uncured for ten (10) days after written notice of such breach is given to the Company; or (F) failure of any successor (as defined in Section 10 herein) to assume in writing the obligations hereunder.

            (ii) Cause. As used herein, the term "Cause" shall mean: (A) willful insubordination to a board resolution after a written demand for substantial performance is delivered to the Executive by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has not substantially performed his duties or responsibilities; (B) breach of Section 9(a) of this Agreement after a written demand for substantial performance is delivered to the Executive by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has breached this Agreement; (C) acts or omissions intentionally and materially inimical to the Company after a written demand for cessation of such conduct is delivered to the Executive by the Company, which demand specifically identifies the


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

manner in which the Company believes that the Executive has engaged in such conduct and the injury to the Company; (D) gross negligence, after written demand for cessation of such conduct is delivered to the Executive by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has engaged in such conduct; or (E) conviction of a crime involving moral turpitude. Cause shall also mean a Disability of the Executive. Disability shall mean the Executive's disability pursuant to the Company's Long-term Disability Plan (the "LTD Plan"), provided that the Executive is eligible for and receiving benefits under the LTD Plan.

            The Executive's continued employment for a period of up to sixty
(60) days after the occurrence of any act or failure to act constituting Good Reason hereunder shall not constitute consent to, or a waiver of rights with respect to, any such act or failure to act.

            3. Compensation on Change in Control Termination. If pursuant to
Section 2 the Executive is entitled to amounts and benefits under this Section 3, the Company shall, subject to Section 4, pay and provide to the Executive:
(A) a lump sum amount, payable within ten (10) days after such termination (or, if such termination occurred prior to a Change in Control, within ten (10) days after the Change in Control) equal to (i) fifty percent (50%) of the highest annual base salary paid by the Company to the Executive at any time prior to the Change in Control, and (ii) fifty percent (50%) of the annual bonus paid, or required to be paid, by the Company to the Executive for the year preceding the year in which the Change in Control occurs; (B) a lump sum amount, payable within ten (10) days after such termination (or if such termination occurred prior to a Change in Control within ten (10) days after the Change in Control) equal to (i) any incurred but unreimbursed business expenses for the period prior to termination payable in accordance with the Company's policies, and (ii) any base salary, bonus, vacation pay or other deferred compensation accrued or earned under law or in accordance with the Company's policies applicable to the Executive but not yet paid ("Accrued Benefits"); (C) any other amounts or benefits due under the then applicable employee benefit, equity or incentive plans of the Company applicable to the Executive as shall be determined and paid in accordance with such plans; (D) payment by the Company of the premiums for the Executive (except in the case of Executive's death) and Executive's dependents' health and welfare coverage (including, without limitation, medical, dental, life insurance and disability coverage) for six (6) months from the date of termination of Executive's employment under the Company's health and welfare plans which cover the senior executives of the Company or materially similar benefits ("Continuation Coverage"), subject to Executive's payment of customary premiums (if any) in effect prior to the Change in Control; and (E) upon the occurrence of a Change in Control, full and immediate vesting of all stock options held by the Executive. Payments under (D) above may, at the discretion of the Company, be made by continuing the Executive's participation in the plan as a terminee or by covering the Executive and the Executive's dependents under substitute arrangements, provided that, notwithstanding anything herein to the contrary, to the extent the Executive incurs tax that the Executive would not have incurred as an active employee as a result of the aforementioned coverage or the benefits provided thereunder, the Executive shall receive from the Company an additional grossed up payment in the amount necessary so that the Executive will have no additional cost for receiving such items or any additional payment. Notwithstanding anything herein to the contrary, the Executive (and his eligible dependents) shall retain all rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and


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

such COBRA continuation coverage shall be available to the Executive (and his eligible dependents) at the expiration of the Continuation Coverage described herein.

            4. Limitation on Payments. (a) In the event that the Executive shall become entitled to the payments and/or benefits provided by Section 3 or any other amounts (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of a Change of Control (collectively the "Company Payments"), and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed) the Company shall pay to the Executive at the time specified in subsection (d) below an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any federal, state, and local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments. Notwithstanding the foregoing provisions of this Section 4 to the contrary, if it shall be determined that the Executive is entitled to a Gross-up Payment, but the Company Payments do not exceed one hundred ten percent (110%) of the greatest amount (the "Reduced Amount") that could be paid to the Executive such that the receipt of Company Payments would not give rise to any Excise Tax, then no Gross-up Payment shall be made to the Executive and the Company Payments, in the aggregate, shall be reduced to the Reduced Amount.

            (b) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and determining the amount of such Excise Tax: (i) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the "Accountants") such Total Payments (in whole or in part), (A) do not constitute "parachute payments," (B) represent reasonable compensation for services actually rendered within the meaning of
Section 280G(b)(4) of the Code or (C) are otherwise not subject to the Excise Tax; and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

            (c) For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee's residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company, at the time that the amount of such


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reduction in Excise Tax is finally determined, the portion of the prior Gross-up
Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if Executive's claim for refund or credit is denied.

      In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

            (d) The Gross-up Payment or portion thereof provided for in subsection (c) above shall be paid not later than the thirtieth (30th) day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Code Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection
(c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting the Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

            (e) In the event of any controversy with the Internal Revenue Service (or other taxing authority) under this Section 4, the Executive shall permit the Company to control issues related to this Section 4 (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree, the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany him, and the Executive and his representative shall cooperate with the Company and its representative.


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            (f) The Company shall be responsible for all charges of the
Accountants.

            5. Notice of Termination. After a Change in Control, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 13. For purposes of this Agreement, a "Notice of Termination" shall mean a notice provided to the Executive not less than thirty (30) days prior to the date of termination (except in the case of a termination for Cause, which shall be provided to the Executive not less than fourteen (14) days prior to the date of termination, as specified below), which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without: (i) advance written notice provided to the Executive not less than fourteen (14) days prior to the date of termination setting forth the Company's intention to consider terminating the Executive including a statement of the date of termination and the specific detailed basis for such consideration for Cause; (ii) an opportunity of the Executive, together with his counsel, to be heard before the Board during the fourteen (14) day period ending on the date of termination; (iii) a duly adopted resolution of the Board stating that in accordance with the provisions of the next to the last sentence of this Section 5, that the actions of the Executive constituted Cause and the basis thereof; and (iv) a written determination provided by the Board setting forth the acts and omissions that form the basis of such termination of employment. Any determination by the Board hereunder shall be made by the affirmative vote of at least a two-thirds majority of the members of the Board (other than the Executive if the Executive is a member of the Board). Any purported termination of employment of the Executive by the Company which does not meet each substantive and procedural requirement of this Section 5 shall be treated for all purposes under this Agreement as a termination of employment without Cause. Upon a termination for Cause, the Company shall pay the Executive the Accrued Benefits.

            6. Date of Termination. "Date of termination," with respect to any purported termination of the Executive's employment after a Change in Control, shall mean the date specified in the Notice of Termination which, in the case of a termination by the Company, shall not be less than thirty (30) days prior to the date of termination (except it shall not be less than fourteen (14) days in the case of a termination for Cause, and not less than five (5) days nor more than sixty (60) days in the case of a termination by the Executive for Good Reason). In the event of Notice of Termination by the Company, the Executive may treat such notice as having a date of termination at any date between the date of the receipt of such notice and the date of termination indicated in the Notice of Termination by the Company; provided, that the Executive must give the Company written notice of the date of termination if he or she deems it to have occurred prior to the date of termination indicated in the notice.

            7. No Duty to Mitigate/Set-off. The Company agrees that if the Executive's employment with the Company is terminated pursuant to this Agreement during the term of this Agreement, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive or benefit provided to the Executive as the result of


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

employment by another employer or otherwise. The Company's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive.

            8. Service with Subsidiaries. For purposes of this Agreement, employment by a subsidiary of the Company shall be deemed to be employment by the Company and references to the Company shall include all such entities and the Company and all such entities shall be jointly and severally responsible for the payment obligations hereunder.

            9. Confidentiality; Insurance. (a) The Executive shall not at any time during the term of this Agreement, or thereafter, directly or indirectly, for any reason whatsoever, communicate or disclose to any unauthorized person, firm or corporation, or use for the Executive's own account, without the prior written consent of the Board, any proprietary processes, trade secrets or other confidential data or information of the Company and its related and affiliated companies concerning their businesses or affairs, accounts, products, services or customers, it being understood, however, that the obligations of this Section shall not apply to the extent that the aforesaid matters (i) are disclosed in circumstances in which the Executive is legally required to do so, or (ii) become known to and available for use by the public or generally known in the Company's industry, other than by the Executive's wrongful act or omission.

            (b) The Company shall continue to cover the Executive under any director and officer insurance maintained for directors and officers of the Company or any affiliate at the highest level so maintained for other officers or directors or, if greater, at the level maintained by the Company immediately prior to a Change in Control, with regard to action or inaction while an officer or director.

            10. Successors; Binding Agreement. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate. This Agreement is personal to the Executive and neither this Agreement nor any rights hereunder may be assigned by the Executive.

            11. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition


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or provision shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All references to any law shall be deemed also to refer to any successor provisions to such laws.

            12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

            13. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by registered mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or, if mailed, five days after the date of deposit in the United States mails:

                  (i)   If to the Company, to:
                        Quaker Fabric Corporation
                        941 Grinnell Street
                        Fall River, Massachusetts 02721
                        Attention: General Counsel

                  (ii) If to the Executive, to his or her last shown address on the books of the Company.

            Any party may by notice given in accordance with this Section to the other parties, designate another address or person for receipt of notices hereunder.

            14. Separability. If any provisions of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

            15. Legal Fees. To the fullest extent permitted by law, the Company shall promptly pay upon submission of statements all legal and other professional fees, costs of litigation, prejudgment interest, and other expenses incurred in connection with any dispute concerning payments, benefits and other entitlements to which the Executive may have under this Agreement; provided, however, the Company shall be reimbursed by the Executive for the fees and expenses advanced in the event the Executive's claim is, in a material manner, in bad faith or frivolous and the arbitrator or court, as applicable, determines that the reimbursement of such fees and expenses is appropriate. The Company shall pay to the Executive interest at the prime lending rate as announced from time to time by Fleet National Bank (or any successor) on all or any part of any amount to be paid to the Executive hereunder that is not paid when due. The prime rate for each calendar quarter shall be the prime rate in effect on the first day of the calendar quarter.

            16. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive, equity or other


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plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other currently existing plan, agreement as to employment or severance from employment with the Company or statutory entitlements. Amounts that are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company, at or subsequent to the date of termination shall be payable in accordance with such plan or program, except as otherwise specifically provided herein.

            17. Not an Agreement of Employment. This is not an agreement assuring employment and, subject to any other agreement between the Executive and the Company, the Company reserves the right to terminate the Executive's employment at any time with or without cause, subject to the payment provisions hereof if such termination is after, or within ninety (90) days prior to a Change in Control, as defined herein. The Executive acknowledges that he is aware that he shall have no claim against the Company hereunder or for deprivation of the right to receive the amounts hereunder as a result of any termination that does not specifically satisfy the requirements hereof.

            18. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand as of the date first set forth above.

                                    QUAKER FABRIC CORPORATION

                                    By:     ____________________________________

                                    Name:   ____________________________________

                                    Title:  ____________________________________


                                    EXECUTIVE

                                    Name:   ____________________________________

                                    Title:  ____________________________________


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

                                    EXHIBIT A

            A "Change in Control" shall mean the occurrence of any of the following:

            (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d) and 14(d) thereof), excluding the Company, any subsidiary of the Company, any employee benefit plan sponsored or maintained by the Company or its subsidiaries (including any trustee of any such plan acting in his capacity as trustee), and Nortex Holdings, Inc, Larry A. Liebenow (or his estate, beneficiaries or heirs) and any Affiliate (as such term is defined in Rule 12b-2 of the Exchange Act) of Larry A. Liebenow, becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing twenty-five percent (25%) of the total combined voting power of the Company's then outstanding securities;

            (ii) the merger, consolidation or other business combination of the Company (a "Transaction"), other than a Transaction involving only the Company and one or more of its subsidiaries, or a Transaction immediately following which the stockholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity and no person other than Nortex Holdings, Inc., Larry A. Liebenow (or his estate, beneficiaries or heirs) or any Affiliate of Larry A. Liebenow is the beneficial owner of securities of the resulting entity representing more than twenty-five percent (25%) of the voting power in the resulting entity;

            (iii) during any period of two (2) consecutive years beginning on or after the date hereof, the persons who were members of the Board immediately before the beginning of such period (the "Incumbent Directors") ceasing (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the board of directors by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or any successor provision) or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than a member of the Board; or

            (iv) the approval by the stockholders of the Company of an agreement for the sale of all or substantially all of the Company's assets other than the sale of all or substantially all of the assets of the Company to Nortex Holdings, Inc., or Larry Liebenow (or his estate, beneficiaries or heirs) or to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company or Nortex Holdings, Inc. at the time of such sale.


                                       10